Exhibit 99.1

Hutchinson Technology Announces Intention to

Commence Exchange Offer, Tender Offers and Rights Offering

Hutchinson, Minn., January 13, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) (the “Company”) announced today its intention to file a registration statement with the Securities and Exchange Commission in connection with a proposed exchange offer, tender offers and rights offering, relating to its outstanding 3.25% Convertible Subordinated Notes due 2026 (“Outstanding 3.25% Notes”) and outstanding 8.50% Convertible Senior Notes due 2026 (“Outstanding 8.50% Notes”).

The Company plans to commence an exchange offer and tender offer for any and all of its Outstanding 3.25% Notes for: (i) a new series of 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”) in an amount equal to $900 principal amount of New Notes for each $1,000 principal amount of Outstanding 3.25% Notes exchanged, or (ii) cash in an amount equal to $800 for each $1,000 principal amount of Outstanding 3.25% Notes tendered, or (iii) a combination of both options (the “3.25% Notes Tender and Exchange Offer”), subject to certain conditions.

The Company also plans to commence a tender offer in which it will apply up to $20.0 million in cash to purchase Outstanding 8.50% Notes in an amount equal to $750 for each $1,000 principal amount of Outstanding 8.50% Notes tendered. The anticipated transactions will be structured so that tenders of the Outstanding 3.25% Notes will have priority over tenders of the Outstanding 8.50% Notes. If the cash required to purchase the Outstanding 8.50% Notes tendered exceeds the lesser of $20.0 million or the amount of the Rights Offering (defined below) proceeds remaining after the Company has met its obligations under the 3.25% Notes Tender and Exchange Offer, then the Company plans to accept the Outstanding 8.50% Notes tendered for purchase on a pro rata basis.

The Company intends to fund the tender offers described above through a Rights Offering. The Company plans to offer rights (the “Rights Offering”) to holders who exchange their Outstanding 3.25% Notes in the 3.25% Notes Tender and Exchange Offer to subscribe for New Notes in an aggregate principal amount of up to $40.0 million and warrants (the “Warrants”) to purchase up to an aggregate of 16.5% of the Company’s outstanding stock with a $.01 exercise price. Each person that elects to exercise a right agrees to purchase such person’s pro rata share of New Notes and receive a pro rata share of the Warrants being offered in the Rights Offering.

The anticipated transactions described above are contingent upon a number of factors and there can be no assurance that the Company will proceed. A registration statement relating to the anticipated transactions has not yet been filed with the Securities and Exchange Commission. The anticipated transactions described above are expected to commence during the first calendar quarter of 2012, subject to the Securities and Exchange Commission declaring such registration statement effective and the receipt of all necessary approvals.

Important Information

This notice is for informational purposes only and does not constitute an offer to sell or exchange or the solicitation of an offer to buy the Company’s securities, nor will there be any sale or exchange of the Company’s securities in any state in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135 under the Securities Act of 1933, as amended.